Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

AMERI HOLDINGS, INC.,

ATCG TECHNOLOGY SOLUTIONS, INC.

and

ALL OF THE STOCKHOLDERS OF ATCG TECHNOLOGY SOLUTIONS, INC.

March 10, 2016

1. Sale and Purchase	1
1.1 Purchase and Sale of the Shares	1
1.2 Working Capital Payment; Adjustment	3
1.3 Earn Out	4
1.4 Closing	7
2. Representations and Warranties of the Company and the Stockholders Relating to the Company	8
2.1 Organization, Standing, Subsidiaries, Etc	8
2.2 Qualification	8
2.3 Capitalization	8
2.4 Authority Relative to this Agreement	9
2.5 Compliance with Laws and Instruments	9
2.6 Broker’s and Finder’s Fees	10
2.7 Financial Statements	10
2.8 Absence of Undisclosed Liabilities	10
2.9 Discharge of Obligations	10
2.10 Changes	11
2.11 Material Contracts	12
2.12 Permits	13
2.13 Litigation	13
2.14 Taxes	13
2.15 Owned and Leased Properties; Sufficiency of Assets	16
2.16 Intellectual Property; Personal Information	19
2.17 Insurance	21
2.18 Environmental Matters	21
2.19 Employee and Labor Matters	22
2.20 Employee Plans	23
2.21 Stockholder Vote	25
2.22 Absence of Questionable Payments	25
2.23 Books and Records	25
2.24 Bank Accounts; Powers of Attorney	25
2.25 Customers and Suppliers	26
2.26 Accounts Receivable and Accounts Payable	26
2.27 Certain Transactions	26
2.28 Reliance	26
2.29 Disclosure	27
3. Representations and Warranties of Each Stockholder	27
3.1 Ownership of Shares	27
3.2 Authorization of Agreement	27
3.3 Conflicts; Consents of Third Parties	27
3.4 Litigation	28
3.5 Financial Advisors	28
3.6 Investment Representations	28

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4. Representations and Warranties of Purchaser	30
4.1 Organization and Standing	30
4.2 Corporate Authority	30
4.3 Broker’s and Finder’s Fees	30
4.4 Validity of Shares	30
4.5 Commission Reporting and Compliance	31
4.6 Governmental Consents	31
4.7 Compliance with Laws and Instruments	31
4.8 No General Solicitation	32
4.9 Binding Obligations	32
4.10 Absence of Undisclosed Liabilities	32
4.11 Litigation	32
4.12 Questionable Payments	32
4.13 Sufficient Funds	32
5. Conduct of the Company	33
6. Additional Agreements	34
6.1 Further Assurances; Cooperation	34
6.2 Public Announcements	35
6.3 Employee Matters	35
6.4 Employee Stock Options	35
6.5 Conduct of the Company Post-Closing	35
6.6 Tax Covenants	36
6.7 Stockholder Representative	39
7. Conditions of Parties’ Obligations	40
7.1 Conditions to the Obligations of Purchaser	40
7.2 Conditions to the Obligations of the Company and the Stockholders	41
8. Indemnification	42
8.1 Indemnification	42
8.2 Payment of Indemnification Obligations; Set-Off Right	46
9. Miscellaneous	46
9.1 Notices	46
9.2 Entire Agreement	47
9.3 Expenses	47
9.4 Time	47
9.5 Severability	47
9.6 Successors and Assigns	47
9.7 No Third Parties Benefited	48
9.8 Counterparts	48
9.9 Governing Law	48
9.10 Specific Performance	48
9.11 Amendment and Modification; Waiver	48

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10. Certain Definitions	49

LIST OF EXHIBITS

A	Form of Note
B	Form of Employment Agreement
C	Form of Second Amended and Restated Certificate of Incorporation of the Company

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on March 10, 2017, by and among AMERI HOLDINGS, INC., a Delaware corporation (“Purchaser”), ATCG TECHNOLOGY SOLUTIONS, INC., a Delaware corporation (the “Company”), and all of the stockholders of the Company listed on the signature page hereto (the “Stockholders”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 10 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Purchaser, the Company and each of the Stockholders are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of providing U.S. domestic, offshore and onsite SAP consulting services;

WHEREAS, as of the date of this Agreement, prior to the effectiveness of the Restated Certificate (as defined below), the issued and outstanding shares of the Company consists of 8,562,500 shares of common stock and 17,531,835 shares of Series A Preferred Stock and 1,000,000 shares of Series B Preferred Stock (collectively, the “Shares”);

WHEREAS, prior to Closing, the Stockholders own all of the Shares;

WHEREAS, in connection with the transactions contemplated hereby, the Company has filed with the Delaware Secretary of State (the “Delaware SOS”) the Company’s Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”) in the form attached hereto as Exhibit C, with the closing of the transactions contemplated hereby being contingent upon and effective immediately upon the acceptance of the Restated Certificate by the Delaware SOS; and

WHEREAS, the parties desire to enter into this Agreement to provide for the acquisition by the Purchaser of the Company through the purchase by the Purchaser from the Stockholders of all of the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, the Parties hereby agree as follows:

1.               Sale and Purchase.

1.1       Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, the Stockholders agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Stockholders, all of the Shares at the Closing (the “Share Purchase”). The aggregate purchase price (the “Purchase Price”) for the Shares is payable to the Stockholders, and subject to the purchase price adjustment set forth in Section 1.2 and offset as provided in Section 8.2, as follows:

(a)       At Closing, an aggregate of 576,923 restricted shares of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”) shall be issued and delivered to the Stockholders (the “Stock Issuance”) in accordance with the allocation set forth in Section 1.1(a) of the Disclosure Schedule (such issuance the “Closing Stock Issuance”).

             (i)       Prior to March 10, 2019 (the “Holding Period”), a recipient of Purchaser Common Stock shall not sell, assign, convey or otherwise transfer any shares of Purchaser Common Stock received by it. Notwithstanding the immediately prior sentence, if, during the Holding Period, the Purchaser’s common stock is listed for trading with The Nasdaq Stock Market LLC, a recipient of Purchaser Common Stock may sell or otherwise transfer up to 10% of the shares of Purchaser Common Stock received by it per calendar month following such listing; provided that such sale or transfer shall not be without registration under the Securities Act or an exemption therefrom, as such shares of Purchaser Common Stock have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states, or unless exemptions from such registration requirements are available.

             (ii)       During the 90 days immediately following the conclusion of the Holding Period, if Purchaser’s common stock is not listed for trading with The Nasdaq Stock Market LLC or resales under Rule 144 of the Securities Act are otherwise not permitted with respect to the Purchaser Common Stock, then each recipient of Purchaser Common Stock may elect (the Repurchase Right”) for Purchaser to re-purchase such shares of Purchaser Common Stock that may be sold or otherwise transferred by a recipient of Purchaser Common Stock at such time, as applicable, for cash consideration equal to $5.21 per share of Purchaser Common Stock, which cash consideration shall be paid by Purchaser within sixty (60) days following the date Purchaser receives written notice of the election of such repurchase. The Repurchase Right shall terminate 90 days after the conclusion of the Holding Period or, if earlier, upon such date as Purchaser’s common stock is listed for trading with The Nasdaq Stock Market LLC and resales under Rule 144 of the Securities Act are permitted with respect to the Purchaser Common Stock.

             (iii)       All recipients of Purchaser Common Stock are aware that the shares of Purchaser Common Stock are “restricted securities,” as such term is defined in Rule 144 promulgated under the Securities Act. All recipients of Purchaser Common Stock further understand that sale or transfer of the shares of Purchaser Common Stock is further restricted by state securities laws and the provisions of this Agreement.

(b)       At Closing, unsecured subordinated promissory notes shall be delivered to the Stockholders for the aggregate principal amount of $3,750,000, each in the form attached hereto as Exhibit A (each a “Note”, and collectively, the “Notes”), in accordance with the allocation set forth in Section 1.1(b) of the Disclosure Schedule, and which Notes shall accrue interest at a rate of 6% per annum (calculated on the basis of a 365-day year). 50% of the principal amount and accrued interest under the Notes shall be repaid on December 31, 2017 and the remaining balance of the principal amount and all accrued interest shall be paid on June 30, 2018.

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1.2       Working Capital Payment; Adjustment.

(a)       The Stockholders and the Company have prepared, or caused to be prepared, in consultation with Purchaser and with Purchaser’s approval, the statement attached hereto as Schedule 1.2 (the “Estimated Closing Date Working Capital Statement”) setting forth the estimated Company Working Capital as of the close of business on February 28, 2017 (the “Estimated Closing Date Working Capital”). The “Company Working Capital” shall be equal to the current assets minus the current liabilities of the Company (each as determined in accordance with GAAP applied on a basis consistent with the manner in which the Company Financials were prepared). Purchaser shall pay to the Stockholder Representative the amount by which the Estimated Closing Date Working Capital exceeds $0 by wire transfer, which Stockholder Representative shall allocate to the Stockholders, after payment of transaction-related fees payable by the Stockholders, pursuant to the allocation set forth in Schedule 1.2 (such payment, the “Closing Date Working Capital Payment”). Notwithstanding anything herein to the contrary, in the event the Stockholders elect to deduct $20,000 from the Closing Date Working Capital Payment pursuant to Section 6.1(c), the Calculations of Company Working Capital pursuant to this Section 1.2 shall nonetheless be calculated as if such $20,000 had been included in the Closing Date Working Capital Payment.

(b)       Within forty-five (45) days after the Closing, Purchaser shall prepare and deliver to the Stockholders a statement (the “Closing Date Working Capital Statement”) setting forth the actual Company Working Capital as of the close of business on February 28, 2017 (the “Closing Date Working Capital”).

(c)       The Stockholders shall have a period of thirty (30) days after the date on which the Closing Date Working Capital Statement is delivered to them (the “Review Period”) to review the Closing Date Working Capital Statement.  If the Stockholder Representative objects to the calculation of the Closing Date Working Capital as set forth on such Closing Date Working Capital Statement, the Stockholder Representative shall so inform Purchaser in writing (the “Objection”) on or before the last day of the Review Period, setting forth in reasonable detail the basis of the Objection and the adjustments to the Closing Date Working Capital Statement which the Stockholder Representative believes should be made.  In the event that an Objection is not delivered to Purchaser on or before the last day of the Review Period, the Stockholders shall be deemed to have agreed to the Closing Date Working Capital Statement.  In the event that an Objection is delivered to Purchaser on or before the last day of the Review Period, the Stockholder Representative and Purchaser shall attempt in good faith to reach an agreement with respect to any matters in dispute.  If the Stockholder Representative and Purchaser are unable to resolve all of their differences within thirty (30) days after delivery of the Objection to Purchaser, they shall refer their remaining differences to the Independent Accountant to resolve such Objection dispute in accordance with the dispute resolution guidelines set forth in Sections 1.8(c) and (d).  The Independent Accountant shall, based on those items as to which the Company and Purchaser have agreed and the Independent Accountant’s determination regarding those items in dispute, finally determine the Closing Date Working Capital; provided, however, that the Closing Date Working Capital as finally determined by the Independent Accountant shall not be more than the amount proposed by the Stockholder Representative or less than the amount proposed by Purchaser.  The Independent Accountant’s determination shall be set forth in writing and shall be conclusive and binding upon all parties hereto and may be entered as a final judgment in any court of competent jurisdiction.  The non-prevailing party shall pay the fees of the Independent Accountant (unless the Independent Accountant otherwise determines), and each of the Purchaser and the Stockholders shall pay the fees and expenses of their own legal counsel, accountants and other Representatives. In the event the Independent Accountant does not fully agree with either the Stockholder Representative or Purchaser, the fees and expenses of the Independent Accountant incurred in connection with the determination of the disputed items shall be paid by the Stockholders and by Purchaser based on the relative success of their positions as compared to the final determination of the Independent Accountant. (By way of example, if Purchaser has taken the position that the Closing Date Working Capital was $1,000,000 less than the Estimated Closing Date Working Capital and the Stockholder Representative has taken the position that the Closing Date Working Capital was $500,000 greater than the Estimated Closing Net Working Capital (and the Parties had otherwise agreed on the Estimated Closing Net Working Capital) and the Accounting Arbitrator finally determines that the Closing Net Working Capital was equal to the Estimated Closing Date Working Capital, then Purchaser shall pay two thirds of the fees and expenses of the Independent Accountant and the Stockholders shall pay one third of the fees and expenses of the Independent Accountant.) Each of the Parties shall make available to the Independent Accountant and each other Party hereto all relevant books and records and any work papers (including those, if any, of the accountants of the Company) in its possession or readily obtainable by it relating to the Closing Date Working Capital, and all other items reasonably requested by the Independent Accountant and each other party hereto.

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(d)       The “Final Working Capital Amount” shall be (i) if no Objection is sent to Purchaser prior to the end of the Review Period, the amount of Closing Date Working Capital set forth on the Closing Date Working Capital Statement delivered by Purchaser, (ii) if an Objection is made but finally determined between Purchaser and the Stockholders prior to referring any such dispute to the Independent Accountant, the amount of Closing Date Working Capital so finally determined among such Persons, and (iii) if an Objection is sent to the Independent Accountant, the amount of Closing Date Working Capital finally determined by such Independent Accountant.

(e)       If the Final Working Capital Amount is less than the Closing Date Working Capital Payment, then Purchaser shall offset against the principal amount owed and due under the Notes (pro rata across all Notes based on the original principal amount thereof) by an amount equal to the difference between the Closing Date Working Capital Payment and the Final Working Capital Amount. If the amount of such difference exceeds the amounts to be paid under the Notes, then any such excess shall be the obligation of the Stockholders, jointly and severally, and shall be paid to Purchaser within five (5) days of the determination of the Final Working Capital Amount. If the Final Working Capital Amount is more than the Closing Date Working Capital Payment, then Purchaser shall pay the Stockholders pursuant to the allocation set forth in Section 1.2 of the Disclosure Schedule the amount equal to the difference between the Closing Date Working Capital Payment and the Final Working Capital Amount.

1.3       Earn Out.

(a)       As part of the Acquisition Consideration, Purchaser shall pay Earn-Out Payments, if any are earned, on the following terms and conditions: (i) for each of the 2017 calendar year (the “2017 Earn-Out Period”) and the 2018 calendar year (the “2018 Earn-Out Period”) (each such earn-out period, an “Earn-Out Period” and collectively, the “Earn-Out Term”), Purchaser shall pay to those employees listed on Schedule 1.3 and remaining with the Company following Closing and at the time of the applicable Earn-Out Payment (the “Key Employees”) an amount of restricted shares of Purchaser common stock equal to such percentage (up to 120%) of the 2017 Revenue Target or 2018 Revenue Target achieved, respectively, multiplied by the quotient of (x) $600,000 divided by 80% of the OTCQB marketplace (or Nasdaq Stock Market or any national exchange or marketplace on which shares are traded) closing price per share of Purchaser’s common stock on the date of the applicable Earn-Out Payment, and (ii) for each Earn-Out Period as applicable, Purchaser shall pay to the Key Employees an amount of restricted shares of Purchaser common stock equal to such percentage (up to 120%) of the 2017 EBITDA Target or 2018 EBITDA Target achieved, respectively, multiplied by the quotient of (x) $600,000 divided by (y) 80% of the OTCQB marketplace (or Nasdaq Stock Market or any national exchange or marketplace on which shares are traded) closing price per share of Purchaser’s common stock on the date of the applicable Earn-Out Payment (each such payment by the Purchaser to the Key Employees in respect of the achievement of the 2017 Revenue Target, 2018 Revenue Target, 2017 EBITDA Target or 2018 EBITDA Target, an “Earn-Out Payment”).

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(b) No Earn-Out Payment shall be owed or paid by Purchaser to the Key Employees in respect of any revenue or EBITDA achieved by the Company for any Earn-Out Period in which such revenue and/or EBITDA is less than 70% of the applicable revenue or EBITDA target for the applicable Earn-Out Period. All Purchaser common stock paid to the Key Employees as Earn-Out Payments pursuant to this Agreement may not be sold or otherwise transferred for a period of one-year following the date of its issuance and shall not be resold, pledged, assigned or otherwise disposed of unless such shares are subsequently registered under the Securities Act and under the applicable securities laws of such states, or unless exemptions from such registration requirements are available. Following the applicable one-year holding period, the Key Employees may elect for the re-purchase of such shares of Earn-Out Payment Purchaser common stock pursuant to the terms of Section 1.1(a)(ii).

Solely for purposes of summarizing the Earn-Out Targets, and subject to the provisions above:

	Earn-Out Periods
Earn-Out Targets	2017 Earn-Out Period	2018 Earn-Out Period
Revenue Target	$10,737,531	$17,358,111
EBITDA Target	$832,404	$1,889,976
Stock payable to Key Employees for achieving each Earn-Out target (assumes a $6.51 per share price (as 80% of $8.41 closing price) used to determine share amount and assumes 100% of applicable Earn-Out target met)	92,166	92,166

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(c)       Each Earn-Out Payment shall be made to the applicable recipients no later than thirty (30) days following the end of the applicable Earn-Out Period. Each Earn-Out Payment shall (i) be accompanied by a statement (the “Earn-Out Statement”) that describes in reasonable detail how the Earn-Out Payment was calculated, and (ii) be paid by wire transfer of immediately available funds to such account as is directed by the applicable recipients.

(d)       The Earn-Out recipients may dispute Purchaser’s calculation of any Earn-Out Payment by notifying Purchaser in writing, setting forth in reasonable detail the particulars of such disagreement (the “Notice of Objection”), within fifteen (15) days after receipt of the Earn-Out Statement by the applicable recipients. To the extent not set forth in the Notice of Objection, the applicable recipients shall be deemed to have agreed with all other calculations, items and amounts set forth in the Earn-Out Statement. In the event that the applicable recipients do not deliver a Notice of Objection to Purchaser within fifteen (15) days after the applicable recipients’ receipt of the Earn-Out Statement, the applicable recipients shall be deemed to have accepted Purchaser’s calculation of the Earn-Out Payment set forth in the Earn-Out Statement. In the event that a Notice of Objection is timely delivered, Purchaser and the applicable recipients shall use their respective commercially reasonable efforts and exchange any information reasonably requested by the other Party for a period of fifteen (15) days after the receipt by Purchaser of the Notice of Objection (the “Earn-Out Resolution Period”), or such longer period as they may agree in writing, to resolve any disagreements set forth in the Notice of Objection. If Purchaser and the applicable recipients are unable to resolve such disagreements within the Earn-Out Resolution Period (the items that remain in dispute at the end of such period (the “Unresolved Items”)) then, at any time thereafter, either the applicable recipients or Purchaser may require that an Independent Accountant shall resolve the Unresolved Items. Upon selection of the Independent Accountant, each of Purchaser and the applicable recipients shall submit an analysis of the Unresolved Items. Purchaser and the applicable recipients shall instruct the Independent Accountant to determine as promptly as practicable, and in any event within thirty (30) days after the date on which such dispute is referred to the Independent Accountant, based solely on the provisions of this Agreement and the written presentations by the applicable recipients and Purchaser, the value of the Unresolved Items. The determination of the Independent Accountant shall be set forth in a written statement delivered to the applicable recipients and Purchaser and shall be final, conclusive and binding on the parties, absent fraud or manifest error. The fees and disbursements of the Independent Accountant under this Section 1.3(d) shall be borne by the applicable recipients, jointly and severally, unless the adjustments to the Unresolved Items resulting from the applicable recipients’ delivery of the Notice of Objection caused change in the applicable Earn-Out Payment, as amended by Purchaser prior to its submission to the Independent Accountant, in excess of $10,000 in favor of the applicable recipients, in which case such fees and disbursements shall be borne exclusively by Purchaser.

(e)       In the event an Independent Accountant is not selected or has not agreed to serve within the ten (10) Business Day period following the Earn-Out Resolution Period (or such longer period as agreed to in writing by the applicable recipients and Purchaser), then the Parties agree that any dispute, controversy or claim arising out of or relating to calculations of or for the Earn-Out Payments shall be promptly submitted to binding arbitration conducted by the American Arbitration Association under its rules, regulations and procedures, the cost of which shall be borne by the non-prevailing party. Any arbitration hearing shall be held in New York, New York. Judgment under the award entered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof in accordance with the terms of Section 9.9 hereof.

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(f)       If, during the Earn-Out Term, the Purchaser breaches the covenants in Section 6.5 or if Purchaser or the Company consummates a Change of Control, then all Earn Out Payments under this Section 1.3 shall be deemed due and owing to all Key Employees. As used herein, “Change of Control” means any transaction or series of related transactions pursuant to which the holders of the Purchaser’s or Company’s equity securities, as the case may be, immediately prior to such transaction(s) hold, following such transaction(s), less than 50% of the equity of the Purchaser or Company, as the case may be, or other surviving entity, whether by merger, consolidation, business combination or similar transaction, or the sale or transfer of all or substantially all of the assets of the Purchaser or the Company.

(g)       The employment agreement with each Key Employee shall provide that, in the event such Key Employee is terminated by the Company without cause by the Company, or such Key Employee terminates his or her employment for good reason (as such terms are defined in such employment agreement), then such Key Employee shall be deemed to have earned such Key Employees portion of all Earn Out Payments.

1.4       Closing.

(a)       Subject to the terms and conditions of this Agreement, the consummation of the Transactions contemplated hereby (the “Closing”) shall be deemed to take place immediately prior to the effectiveness of the Restated Certificate, and the date and time of the completion of the foregoing shall be deemed the “Closing Date”. The Closing shall take place via the electronic exchange of documents and signatures. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered, and (ii) that the Closing shall be deemed to have taken place at the offices of Olshan Frome Wolosky LLP, located at 1325 Avenue of the Americas, New York, NY 10019, or at such other date or at such other place as the parties hereto may mutually agree upon in writing. The Closing shall be deemed effective as of 12:01 a.m., Eastern Time, on the Closing Date.

(b)       At the Closing, the Stockholders will deliver to the Purchaser good and valid title to the Shares, free and clear of all Liens, together with a certificate(s) for the Shares duly endorsed or accompanied by a stock power(s) duly endorsed in blank, with any required transfer stamps affixed thereto, or a lost stock affidavit executed by such Stockholder in a form reasonably acceptable to the Purchaser, against payment of the Purchaser Common Stock.

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(c)       Notwithstanding the foregoing, no fractional shares of Purchaser Common Stock shall be issued as part of the Closing Stock Issuance. Fractional shares to be issued hereunder shall be rounded up to the next whole number.

(d)       All options, warrants and rights to purchase securities of the Company will be exercised or terminated prior to or effective upon the Closing Date, and the Purchaser shall not assume or have any obligation with respect to such options, warrants or rights.

2.               Representations and Warranties of the Company and the Stockholders Relating to the Company. Except as set forth on the Schedule A hereto (the “Disclosure Schedule”), the Company and the Stockholders hereby represent and warrant, jointly and severally, to Purchaser, as of the Closing Date, except to the extent certain representations and warranties are limited to a date other than the Closing Date as set forth in the applicable section, as follows:

2.1       Organization, Standing, Subsidiaries, Etc. The Company is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets, to enter into this Agreement and to carry out the terms hereof and thereof. Copies of the Certificate of Incorporation and Bylaws of the Company, each as amended, that have been delivered to Purchaser prior to the execution of this Agreement are true and complete and have not since been amended or repealed. The Company is not in violation of any term or provision of its organizational or governing documents. The Company does not have any subsidiaries.

2.2       Qualification. The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the “Condition of the Company”). Section 2.2 of the Disclosure Schedule sets forth a list of the jurisdictions in which the Company is so qualified to conduct business.

2.3       Capitalization. The capital stock of the Company and the beneficial and record owners thereof is as set forth in Section 2.3 of the Disclosure Schedule. All the outstanding Shares were duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable securities Laws. Except as set forth in Section 2.3 of the Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for Shares of the Company, (b) options, warrants or other rights to purchase or subscribe for securities of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any securities of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. Except as set forth in Section 2.3 of the Disclosure Schedule, there are no voting trusts, voting agreements, proxies, stockholders’ agreements or other similar instruments restricting or relating to the rights of any of the Stockholders to vote, transfer or receive dividends with respect to any Shares or with respect to the management or control of the Company. Upon the filing of the Restated Certificate and acceptance thereof by the Delaware SOS, other than the payments to, and rights of, the Stockholders set forth herein, the Stockholders are not entitled to any consideration with respect to, and have no further rights pursuant to the terms of, the Shares. Upon effectiveness of the Restated Certificate, the outstanding capital stock of the Company will consist solely of 27,094,335 shares of common stock, all of which will be owned by Purchaser.

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2.4       Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Transactions have been duly and validly authorized by all required corporate action on the part of the Company and no other corporate action or other proceedings on the part of the Company are necessary to authorize the Transaction Documents to which it is a party or to consummate the Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Principles”).

2.5       Compliance with Laws and Instruments. The business, properties and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a Material Adverse Effect on the Condition of the Company. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the Transactions: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing or as set forth in Section 2.5 of the Disclosure Schedule, (b) will not cause the Company to violate or contravene (i) any provision of Law, (ii) any rule or regulation of any Governmental Body, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation or Bylaws of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a Material Adverse Effect on the Condition of the Company, and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company. The Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or Bylaws, each as amended, or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, in each case, except as would not have a Material Adverse Effect on the Condition of the Company.

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2.6       Broker’s and Finder’s Fees. No Person has, or as a result of the Transactions contemplated or described herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, except as set forth on Section 2.6 of the Disclosure Schedule.

2.7       Financial Statements.

(a)       Set forth in Section 2.7(a) of the Disclosure Schedule are the following: (i) the balance sheets of the Company as of December 31, 2015 and 2016, and January 31, 2017, and (ii) the statements of income, and statements of cash flow of the Company for the years ended December 31, 2015 and 2016 and the one-month period ended January 31, 2017 (including, in each case, any notes and schedules thereto) (collectively, the “Company Financials”). Each of the Company Financials (A) has been prepared from, and is in accordance with, the books and records of the Company, (B) was prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) and applied on a consistent basis throughout the periods indicated (except, in the case of the unaudited Company Financials, for the absence of footnotes, statements of members’ equity (deficit) and cash flows, and normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material), and (C) fairly presents in all material respects the financial position, results of operations, cash flows and changes in members’ equity of the Company as of the respective dates thereof and for the respective periods indicated therein (except that the unaudited Company Financials may not contain footnotes, statements of members’ equity (deficit) and cash flows and are subject to normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)).

(b)       Except as set forth in Section 2.7(b) of the Disclosure Schedule, the Company has no material weaknesses in its internal controls over financial reporting.

2.8       Absence of Undisclosed Liabilities. The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Section 2.7 and/or Section 2.8 of the Disclosure Schedule, (b) to the extent set forth on or reserved against in the Company Financials, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since December 31, 2016, none of which is greater than $10,000 individually or $25,000 in the aggregate, and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules attached hereto.

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2.9       Discharge of Obligations. The Company has provided for the payment in full of all its Indebtedness for Borrowed Money (including all accrued interest and obligations through the Closing Date). There are no Liens of record or UCC filings on or against the Company or its properties. Prior to Closing, the Company (i) filed the Restated Certificate with the Secretary of State of Delaware to provide for the reclassification of each share of the Company’s Series A Preferred Stock and Series B Preferred Stock into common stock of the Company (in order to eliminate the Series A Preferred Stock and Series B Preferred Stock of the Company), such Restated Certificate and reclassifications to be effective immediately following Closing as described in Section 1.4 hereof, (ii) terminated all outstanding options to purchase common stock of the Company, (iii) terminated the 2012 Stock Incentive Plan of the Company, (iv) caused to be terminated the Investors’ Rights Agreement, dated November 13, 2012, by and among the Company and the investors that are party thereto, (v) caused to be terminated the Amended and Restated Voting Agreement, dated May 1, 2014, by and among the Company and the investors that are party thereto, (vi) caused to be terminated the Right of First Refusal and Co-Sale Agreement, dated November 13, 2012, by and among the Company and the investors that are party thereto, (vii) caused to be terminated the Series A Preferred Stock Purchase Agreement dated November 13, 2012, by an among the Company and the purchasers that are parties thereto, as amended by Amendment No. 1 to Series A Preferred Stock Purchase Agreement, dated May 1, 2014, by and between the Company and purchasers that are parties thereto, (viii) caused to be terminated the Series B Preferred Stock Purchase Agreement, dated February 13, 2017, by and between the Company and Moneta Ventures Fund I, L.P. (“Moneta”) (ix) caused to be terminated the Stock Purchase, Put and Call Agreement, dated November 4, 2015, by and among Moneta, the Company, Silvershell Investments LLC (“Silvershell”) and Brian Keane (“Keane” and, together with Silvershell, the “Keane Parties”), (ix) caused to be terminated the Omnibus Stock Exchange and Redemption Agreement and Amendment to Stock Purchase, Put and Call Agreement, dated April 29, 2016, by and among Moneta, the Company, the Keane Parties and Brent Kelton and (x) delivered to the Purchaser evidence of the foregoing (the foregoing (i) through (ix), the “Terminations”).

2.10       Changes. Since December 31, 2016, except as disclosed in Section 2.10 of the Disclosure Schedule or reflected in the Company Financials, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with this Agreement and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown in the Company Financials and current liabilities incurred since December 31, 2016, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) having a Material Adverse Effect on the Condition of the Company, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Company Financials, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $25,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

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2.11       Material Contracts.

(a)       Section 2.11(a) of the Disclosure Schedule sets forth a list of all Contracts that are material to the Company to which it is a party or by which it or any of its properties or assets is bound, including, without limitation, (i) any employment Contract or other Contract for services that is not terminable at will without liability for any penalty or severance payment, (ii) any Contract involving annual payments or receipts by the Company of $25,000 or more with respect to any such Contract, (iii) any Contract with each of the Company’s 25 largest customers and 25 largest suppliers, which largest customers and suppliers shall be determined using revenues/payments by the Company during the 12 months ended December 31, 2016 (respectively, the “Major Customers” and the “Major Suppliers” and, collectively, the “Major Customers and Suppliers”), (iv) any Contract containing an exclusivity provision that restricts the Company’s business or any Contract limiting any of their freedom to compete in any line of business, in any geographic area or with any Person, (v) any Contract providing for the borrowing or lending of money or any guarantee, and (vi) any joint venture agreement (collectively, the “Material Contracts”). For purposes of the foregoing representation, disclosure shall only be required of Contracts which involve annual payments or receipts by the Company of $25,000 or more with respect to any such Contract. The Company has made available to Purchaser true, correct and complete copies of all Material Contracts in its possession. The Company will not have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Contract as a result of any of the Transactions.

(b)       Each of the Material Contracts constitutes the valid, legally binding and enforceable obligation of the Company and, to the knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. Each Material Contract is in full force and effect.

(c)       Except as set forth in Section 2.11(c) of the Disclosure Schedule, the Company is not in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by the Company or permit termination, modification or acceleration, of or under any of the Material Contracts and, to the knowledge of the Company, no other party to any of the Material Contracts is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by such party, of or under any of the Material Contracts. The Company has not received written notice or, to the knowledge of the Company, a claim in writing against the Company by any party to a Material Contract in respect of any breach or default thereunder.

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(d)       Except as set forth in Section 2.11(d) of the Disclosure Schedule, the Company has not received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract and, to the knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract.

2.12       Permits. The Company has all material permits, licenses, certificates of authority and other authorizations from all Governmental Bodies necessary for the conduct of its business as presently conducted (the “Permits”) and is in compliance in all material respects with the terms of its Permits. All such Permits are in full force and effect, and the Company has not received written notice of any event, inquiry or proceeding that is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Permit.

2.13       Litigation. Except as set forth in Section 2.13 of the Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its properties by or before any Governmental Body. The Company is not subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Body. There is no action, suit, proceeding or investigation pending or, to knowledge of the Company, threatened against any current or former officer, manager, employee or consultant of the Company in his or her capacity as such. There is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company by or before any Governmental Body that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Transactions or would otherwise prevent or materially delay the consummation of any of the Transactions.

2.14       Taxes. Except as set forth in Section 2.14 of the Disclosure Schedule:

(a)       The Company has:

             (i)       duly and timely filed, or caused to be filed, in accordance with applicable Law all Company Tax Returns, each of which is true, correct and complete, and

             (ii)       duly and timely paid in full, or caused to be paid in full, all Company Taxes due and payable (whether or not shown on any Company Tax Return) on or prior to the Closing Date.

(b)       No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.

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(c)       No Company Tax Return has ever been filed, and no Company Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax return). To the knowledge of the Company and Stockholders, there is no actual or potential theory or circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other contract or by operation of Law) under which the Company is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other Person.

(d)       The Company and has complied in all respects with all applicable Law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(e)       There is no lien for any Tax upon any asset or property of the Company (except for any statutory lien for any Tax not yet due).

(f)       No audit, action, assessment, examination, hearing, inquiry or investigation is pending, threatened or, to the knowledge of the Company or Stockholders, proposed with regard to any Company Tax or Company Tax Return.

(g)       The statute of limitations applicable or relating to any Company Tax or any Company Tax Return has never been modified, extended or waived by the Company, nor has any request been made in writing for any such modification, extension or waiver.

(h)       Any assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Bodies in accordance with applicable Law.

(i)       No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made a claim or threatened to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.

(j)       The Company is not a party to any agreement with any Governmental Body relating to any Company Tax (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law). No private letter or other ruling or determination from any Governmental Body relating to any Company Tax or Company Tax Return has ever been requested or received.

(k)       The Company is not a party to any contract, agreement or other arrangement that (i) results or could result in any amount that is not deductible under Code Section 162, Code Section 280G, or Code Section 404, or any similar provision of applicable Law or (ii) is or could become subject to Code Section 409A or any similar provision of applicable Law.

(l)       The Company does not have any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.

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(m)       No asset of the Company is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Code Section 168(g)(1)(A), or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Code Section 467.

(n)       The Company is not and will not be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of (i) a change in method of accounting (except for any change in accounting method that may be required to occur in connection with the Transactions contemplated by this Agreement or imposed by Purchaser after the Closing), or use of an improper method of accounting, (ii) any installment sale or open transaction, (iii) any prepaid amount, refund or credit, or (iv) any election under Code Section 108(i).

(o)       The Company is not and has never been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(p)       The Company has not distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(q)       No election under Code Section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to the Company.

(r)       The Company is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period specified in Code Section 897(c)(l)(A)(ii).

(s)       The Company (i) does not have nor has it ever had a permanent establishment in any country outside the United States and is not, and it has never been, subject to Tax in a jurisdiction outside the United States, (ii) has never entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, and (iii) has never transferred an intangible the transfer of which would be subject to the rules of Code Section 367(d).

(t)       The Company has never been a passive foreign investment company within the meaning of Code Section 1297.

(u)       The Company does not have any item of income which could constitute subpart F income within the meaning of Code Section 952 for the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date.

(v)       The Company does not hold any “investment in United States property” within the meaning of Code Section 956.

(w)       The Company has not participated in nor is it participating in an international boycott within the meaning of Code Section 999.

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(x)       The Company is not a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) which could be treated as a partnership for federal income tax purposes.

(y)       The Company has never filed an entity classification election under Code Section 7701.

(z)       The Company (and any predecessor of the Company) has never been since its formation, or elected or qualified to be a valid “S” corporation within the meaning of Code Section 1361(a) and under any analogous provision of state or local law.

(aa) The Company does not have, and has never had, a subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).

(bb) The Company has no potential liability for any Tax under Code Section 1374 and shall not be subject to Tax under Code Section 1374 in connection with the Transactions contemplated by this Agreement. During the past ten (10) years, the Company has not (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

2.15       Owned and Leased Properties; Sufficiency of Assets.

(a)       Section 2.15 of the Disclosure Schedule contains (i) a correct and complete list (including address, record owner, legal description, duration of ownership and description of uses) of all interests in real property owned by the Company (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property are collectively referred to herein as the “Owned Real Property”) and (ii) a correct and complete description of all leases, licenses, permits, subleases and occupancy agreements or arrangements, together with any amendments thereto (each a “Real Property Lease” and collectively, the “Real Property Leases”), with respect to real property which the Company is a party to, bound by or enjoys the benefits of (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), including the address and a description of uses by the Company of the Leased Real Property.

(b)       There are no leases, subleases, licenses, occupancy agreements, options to purchase, rights of first refusal, rights of first offer, conditional sales or similar rights with respect to any of the Real Property (other than the Real Property Leases), and there are no parties in possession of the Real Property other than the Company.

(c)       The Company owns good, valid and marketable title to each parcel of the Owned Real Property in which it has an interest, in each case free and clear of any Liens other than Permitted Liens. The Company has not received any written notice that it has violated, any Law applicable to the ownership or operation of the Owned Real Property or any covenant, condition, easement or restriction of record affecting any of the Owned Real Property.

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(d)       The Real Property constitutes all of the land, buildings, structures, improvements, fixtures and other interests and rights in real property that are used or occupied by the Company in connection with the business of the Company. All of the Real Property has access to public roads and to all utilities necessary for the operation of the business of the Company as now conducted. The Company has not received any notice of any discontinuation of presently available or otherwise necessary access, sewer, water, electric, gas telephone or other utilities or services for the Real Property and, to the Company’s knowledge, there do not exist any adverse claims to such access, sewer, water, electric, gas telephone or other utilities or services that would have a Material Adverse Effect on the use currently being made of such access, sewer, water, electric, gas telephone or other utilities or services. All public utilities required for the operation of the Real Property and necessary for the conduct of the business of the Company are installed and operating, and all installation and connection charges, to the Company’s knowledge are paid in full.

(e)       There is no pending or, to the Company’s knowledge, threatened legal action regarding condemnation or other eminent domain matter affecting any of the Owned Real Property or any sale or other disposition of any of the Owned Real Property in lieu of condemnation.

(f)       Each parcel of the Owned Real Property is assessed separately from all other adjacent property for purposes of real estate taxes. No action seeking a reduction in real estate taxes imposed upon the Owned Real Property or the assessed valuation thereof (or any portion thereof) is currently pending.

(g)       True, correct and complete copies of all material plans and specifications relating to the Real Property in the possession or control of the Company have been made available to Purchaser.

(h)       The Company does not have any oral or written agreement with any real estate broker, agent or finder with respect to the Real Property.

(i)       No Person (other than the Company) has any interest in, or rights to, the mineral, oil, gas, and other natural resources arising from the Real Property.

(j)       All of the Owned Real Property (i) has been maintained in accordance with historical practices with, to the Company’s knowledge, no material items of deferred maintenance or capital expenditures, and (ii) is adequate and, to the Company’s knowledge, suitable for the purposes for which it is presently being used. To the Company’s knowledge, there are no material structural defects with respect to the buildings, structures and other improvements situated on any Owned Real Property. None of the improvements located on the Real Property or uses being made of the Real Property requires any special dispensation, variance or special permit under any Law that has not been properly obtained.

(k)       The Company has made available to Purchaser true, correct and complete copies of all deeds, title exception documents (for example, easements and restrictive covenants), title reports and title polices in the possession or control of the Company (collectively, “Existing Title Documents”) with respect to the Real Property. The Company also has made available to Purchaser true, correct and complete copies of all surveys in the possession or control of the Company with respect to any of the Real Property (“Existing Surveys”). No claim has been made under any of the Existing Title Documents or Existing Surveys. The Company has made available to Purchaser true, correct and complete copies of any judgment entered, issued, made or rendered by, or any Contract with, any Governmental Body in connection with or relating to any of the Owned Real Property.

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(l)       To the Company’s knowledge, (i) there are no plans of any Governmental Body to change the highway or road system in the vicinity of any Real Property or to restrict or change access from any such highway or road to any Real Property that could adversely affect access to any roads providing a means of ingress to or egress from any Real Property, and (ii) there is no pending or proposed action to change or redefine the zoning classification of all or any portion of any of the Real Property.

(m)       The Company has made available to Purchaser true, correct and complete copies of all material reports of inspection of the Real Property under all applicable federal, state and local health and safety Laws, and all correspondence relating thereto, that are in the Company’s possession. The Company has not received notice from any insurance carrier regarding defects or inadequacies in the Real Property, which, if not corrected, would result in termination of the insurance coverage or an increase in cost. There are no outstanding requirements or recommendations by any insurance company which has issued to the Company a policy covering the Real Property requiring or recommending any repairs or work to be done on such Real Property.

(n)       The Company possesses all licenses, permits and authorizations required by any Governmental Body for the ownership (if applicable), operation and use of the Real Property as it is currently being used. None of the Real Property nor the operation or maintenance thereof, materially violates any applicable building, zoning or other land-use laws or insurance requirements applicable thereto or, materially violates any restrictive covenant or other title exception.

(o)       True, complete and accurate copies of the Real Property Leases, or if any Real Property Leases are not in writing, true, complete and accurate descriptions thereof, have been made available to Purchaser.

(p)       Each Real Property Lease is valid and binding on the Company and, to the Company’s knowledge, each other party thereto, and is in full force and effect. There is no breach or default under any Real Property Lease by the Company or, to the Company’s knowledge, any other party thereto. No event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Real Property Lease by the Company or, to the Company’s knowledge, any other party thereto. No amount due as of the Closing under any of the Real Property Leases remains unpaid. The Company that is either the tenant or licensee named under a Real Property Lease has a good and valid leasehold interest in the Leased Real Property that is subject to the Real Property Lease and is in sole possession of the Leased Real Property purported to be leased or licensed thereunder. The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Real Property Lease, subleased all or any part of the space demised thereby, or granted any right to the possession, use, occupancy or enjoyment of any Leased Real Property, to any third party. No option has been exercised under any of such Real Property Leases, except options whose exercise has been evidenced by a written document, a true, correct and complete copy of which has been made available to Purchaser with the corresponding Real Property Lease. Subject to the receipt of the consents required by Section 7.1(f), and other than as a result of circumstances unique to Purchaser, no Real Property Lease will cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect or require consent or notice solely as a result of the consummation of any of the Transactions contemplated hereby, nor will the consummation of any Transactions contemplated hereby constitute a breach or default under any such Real Property Lease or otherwise give the landlord a right to terminate such Real Property Lease. The Company has not received any written notice that it has violated, any Law applicable to the operation of the Leased Real Property or any covenant, condition, easement or restriction of record affecting any of the Leased Real Property. All brokerage commissions and other compensation and fees payable by the Company by reason of the Real Property Leases have been paid in full, and to the Company’s knowledge, all brokerage commissions and other compensation and fees payable by any other Persons by reason of the Real Property Leases have been paid in full.

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(q)       All inventory, materials and tangible personal property owned or leased by the Company is in good operating condition and repair, ordinary wear and tear excepted and subject to routine maintenance, and is suitable for the uses for which it is being used or now intended to be used. The Company’s assets and properties (real, personal and intangible) include all inventory, material, tangible and intangible assets, properties and rights necessary to conduct its business following the Closing Date in substantially the same manner as currently conducted.

2.16       Intellectual Property; Personal Information.

(a)       Section 2.16(a) of the Disclosure Schedule identifies all Intellectual Property other than widely available, commercial off-the-shelf third-party software licensed to the Company on a non-exclusive basis that is licensed to and used by the Company (“Licensed Intellectual Property”). Each of the licenses related to the Licensed Intellectual Property constitutes the valid, legally binding and enforceable obligation of the Company and each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. The Company is not, and, to the knowledge of the Company, no other party thereto is, in breach or default in any material respect of any license or sublicense relating to any Licensed Intellectual Property, and each such license and sublicense is in full force and effect.

(b)       All Intellectual Property owned by the Company is referred to as the “Owned Intellectual Property” and, together with the Licensed Intellectual Property, the “Company Intellectual Property”. Section 2.16(b) of the Disclosure Schedule identifies all Owned Intellectual Property of the Company, including the following: (i) Patents and applications therefor, the number, issue date, title and priority information for each country in which any such Patent has been issued, or the application number, date of filing, title and priority information for each country in which any such Patent application is pending; (ii) registered and unregistered Trademarks (excluding internet domain names) and applications for the registration of Trademarks, the registration number and registration date, or the application number and application date related thereto (and, if applicable, the class of goods or the description of the goods or services covered thereby), and the countries of filing; (iii) registered and unregistered Copyrights and applications for registration of Copyrights, the registration number and registration date, or the application number and application date, related thereto, and the countries of filing; (iv) registered internet domain names; and (v) social media accounts owned or used by Company, including user names. All of the Owned Intellectual Property, the registrations and applications for registration of which are set forth in Section 2.16(b) of the Disclosure Schedule, is valid and in full force and effect, and all of the other rights within the Company Intellectual Property are valid and subsisting. To its knowledge, the Company is not subject to any Law that restricts or impairs the use of any Owned Intellectual Property. All filings for the Owned Intellectual Property are in good standing and all assignments and licenses subject to recordation have been properly recorded.

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(c)       The Company owns and has good and valid title to the Owned Intellectual Property owned by it, and possesses legally enforceable rights to use the Licensed Intellectual Property licensed by it, in each case free and clear of all Liens. The Company Intellectual Property constitutes all the Intellectual Property necessary to enable the Company to conduct its business as such business is currently being conducted. None of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Transactions contemplated hereby by the Company will result in the release or disclosure of any Company Intellectual Property, or in the grant, assignment or transfer to any other Person of any license or other right to any Company Intellectual Property, or in the termination or modification of (or right to terminate or modify) any Company Intellectual Property. Immediately following the Closing Date, the Company will have, and will be permitted to exercise all of Company’s rights under, and will have the same rights with respect to, all Company Intellectual Property to the same extent Company would have had, and been able to exercise, had the Transactions contemplated hereby not occurred.

(d)       Section 2.16(d) of the Disclosure Schedule identifies each Contract pursuant to which any Person has been granted any license by the Company under, or otherwise has received or acquired from, the Company any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property.

(e)       The Company has taken commercially reasonable steps to maintain the confidentiality of its confidential or proprietary Company Intellectual Property and to protect the full value of the Owned Intellectual Property. Company has not received any opinion of counsel (whether internal or external, written or, to the Company’s knowledge, oral) relating to the patentability, infringement, validity or enforceability of any Company Intellectual Property.

(f)       No current or former member, officer, director, consultant, employee or vendor of the Company has any ownership claim, ownership right (whether or not currently exercisable) or ownership interest in or to any Owned Intellectual Property.

(g)       To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including any current or former employee of the Company.

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(h)       The Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, and, to the knowledge of the Company, the Company is not infringing, misappropriating or making unlawful use of, any Intellectual Property owned by any third party. There are no actions, suits or proceedings that are pending or, to the knowledge of the Company, threatened against the Company with respect to any infringement, misappropriation or unlawful use of any Intellectual Property owned or used by any third party.

(i)       A complete list of the proprietary software of the Company is set forth in Section 2.16(i) of the Disclosure Schedule.

(j)       As of the date hereof, the Company has provided accurate notice of its privacy practices on all of its websites and these notices have not contained any material omissions of the Company’s privacy practices or practices concerning the collection, use, and disclosure of information from or about an individual, internet protocol address, device or application that is sufficient to identify, contact or target advertisements or other content to such individual, internet protocol address, device or application (collectively, the “Personal Information”). The Company and, to the Company’s knowledge, all third Persons acting on the Company’s behalf have complied in all material respects with all legal requirements relating to: (i) the privacy of users of (including internet or mobile users who view or interact with) all of the websites of the Company or third parties acting on the Company’s behalf, (ii) the collection, use, storage, retention, disclosure, and disposal of any Personal Information collected by the Company or by third parties acting on the Company’s behalf; or (iii) the security of Personal Information to which the Company or third parties acting on the Company’s behalf have access or otherwise collect or handle. No proceedings have been asserted or, to the Company’s knowledge, are threatened against the Company by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights under the Company’s privacy policies or any applicable Law. Neither this Agreement nor the Transactions contemplated hereby, including any disclosures of data, will violate the Company’s privacy policies as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. To the Company’s knowledge, there has been no unauthorized access to or unauthorized disclosure or use of Personal Information owned or licensed by the Company or in Company’s possession or control by or to any third party.

2.17       Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance, in such amounts, with such deductibles, covering against such risks and losses and with such reputable insurers, as are customary for businesses of a type and size, and with assets and properties, comparable to those of the business of the Company as currently conducted. Set forth on Section 2.17 of the Disclosure Schedule is a listing of each insurance policy maintained by the Company and a description of all material claims under any insurance policy maintained by the Company at any time during the past three years. All such policies are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no pending claims under any of such policies.

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2.18       Environmental Matters.

(a)       The Company has no material reports in its possession concerning environmental investigations, audits, assessments and remedial activities conducted by or on behalf.

(b)       There are no legal actions in which the Company is a party relating to Environmental Laws, the disposition of which may result in: (i) material liability against the Company for penalties, fines, environmental costs, costs to restore or assess damage to natural resources, damages, monitoring, maintenance of wells, testing, sampling, response, remedial, mitigation or inspection costs or other material monetary relief; (ii) material interruption of the operations or business of the Company; or (iii) the making of a material capital expenditure.

(c)       The Company has at all times been in material compliance with all Environmental Laws applicable to the Company and its business.

(d)       The Company has not received any notice of violation, demand letter, request for information, penalty assessments, or notice of claim, including a letter identifying the Company as potentially responsible parties, from a Governmental Body or other Person with respect to (i) the presence of Hazardous Materials in, on, under, about, migrating onto or emanating from any Company Real Property; (ii) damages to natural resources; or (iii) off-site facilities to which the Company sent solid waste, liquid waste or Hazardous Materials for disposal, recycling, reclamation or reuse.

(e)       The Company is not currently negotiating or has entered into or agreed to any judgment requiring (i) compliance with any Environmental Law; (ii) the investigation, removal, remediation or mitigation of Hazardous Materials; or (iii) the assessment of damages to, or the restoration, of natural resources.

(f)       To the Company’s knowledge, there are no (i) underground storage tanks and related piping; (ii) septic tanks or cesspools; (iii) monitoring, potable or production groundwater wells; or (iv) asbestos-containing materials or equipment or other devices containing polychlorinated biphenyls on, at or under the Company Real Property.

(g)       (i) To the Company’s knowledge, the Company has not caused a release or discharge of Hazardous Materials in, on, under or about any Company Real Property; and (ii) the Company has no knowledge of releases or discharges of Hazardous Materials caused by Persons in, on, under or about any Company Real Property.

(h)       The Company is not remediating, removing or mitigating a release or discharge of Hazardous Materials at any Company Real Property.

2.19       Employee and Labor Matters. The Company is not a party to any collective bargaining or other labor union Contract applicable to Persons employed by it, no collective bargaining agreement is being negotiated by the Company, and, to the knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of the Company. Except as set forth in Section 2.19 of the Disclosure Schedule, (a) the Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (b) there are no charges with respect to or relating to the Company, or to the knowledge of the Company, threatened by or before any Governmental Body responsible for the prevention of unlawful or discriminatory employment practices or unfair labor practices, and (c) there is no strike, work stoppage, work slowdown, lockout, picketing, concerted refusal to work overtime, or other similar labor activity pending or, to the knowledge of the Company, threatened against or involving the Company or within the last three years. All sums due for employee, consultant and independent contractor compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company. Except to the extent a failure to correctly characterize or treat would not result in material liability to the Company, all individuals characterized and treated by the Company as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. Except to the extent a failure to correctly classify would not result in material liability to the Company, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

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2.20       Employee Plans.

(a)       Section 2.20 of the Disclosure Schedule sets forth a true, correct and complete list of:

             (i)       all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to which the Company has any obligation or liability, contingent or otherwise (the “Benefit Plans”);

             (ii)       all current directors, officers and employees of the Company; and

             (iii)       all employment, consulting, termination, profit sharing, severance, change of control, individual compensation and indemnification agreements, and all bonus and other incentive compensation, deferred compensation, salary continuation, disability, severance, equity award, option, equity purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union and vacation agreements, policies and arrangements under which the Company has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of the Company (the “Employee Arrangements”).

(b)       In respect of each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Purchaser:  (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; and (v) each written Employee Arrangement, and all amendments thereto.

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(c)       None of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and the Company has no obligation or liability (contingent or otherwise) in respect of any such plans.

(d)       The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the Internal Revenue Service with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan.

(e)       All contributions and other payments required to have been made by the Company to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

(f)       The Benefit Plans and Employee Arrangements have been maintained and administered in accordance with their terms and applicable Laws in all material respects.

(g)       There are no pending or, to the knowledge of the Company, threatened actions, claims, suits or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder) and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for any of the foregoing.

(h)       The Company has no obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment.

(i)       None of the assets of any Benefit Plan is equity of the Company.

(j)       Neither the execution and delivery of any of the Transaction Documents nor the consummation of any of the Transactions contemplated hereby will (i) result in any payment becoming due to any director, officer, employee, consultant or contractor (current, former or retired) of the Company, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code). No Benefit Plan or Employee Arrangement in effect immediately prior to the Closing Date would result, individually or in the aggregate (including as a result of this Agreement, any of the Transaction Documents or any of the Transactions contemplated hereby), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

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(k)       Each Benefit Plan or Employee Arrangement that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005, or the date such Benefit Plan or Employee Arrangement was established, whichever date is later, through the date hereof.

(l)       The Company has made available to Purchaser a true, complete and correct list of the following (if applicable) for each current employee, consultant and contractor of the Company: base salary; any bonus obligations; immigration status; hire date; time-off balance; and pay rate.

2.21       Stockholder Vote. The stockholders of the Company are required to approve and adopt, and have so approved and adopted, this Agreement and the Transactions contemplated hereby as of the date hereof.

2.22       Absence of Questionable Payments. None of the Company or, to the knowledge of the Company, the Company, director, officer, employee, consultant or other Person acting on behalf of the Company has (a) used any funds for unlawful contributions, payments, gifts or expenditures, (b) made any unlawful expenditures of funds relating to political activity to government officials or others or (c) established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable domestic or foreign Law. None of the Company or, to the knowledge of the Company, any director, officer, employee, consultant or other Person acting on behalf of the Company has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any unlawful contributions, payments, gifts, expenditures, money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty.

2.23       Books and Records.  The books of account and other books and records of the Company are complete and accurate in all material respects and have been maintained in accordance with sound business practice and applicable requirements of Law. The Company has (a) provided Purchaser and its authorized Representatives reasonable access to all personnel, books, records (including information related to financial, legal, environmental, regulatory and employee benefits matters), offices and other facilities and properties of the Company, (b) permitted Purchaser and its authorized Representatives to make such inspections thereof as Purchaser may reasonably request, and (c) caused the officers and employees of the Company to furnish Purchaser with such financial and operating data and other information with respect to the business and operations of the Company as Purchaser may have reasonably requested.

2.24       Bank Accounts; Powers of Attorney. Section 2.24 of the Disclosure Schedule sets forth a true, complete and correct list showing: (a) all banks in which the Company maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the type of account, account number and the names of all signatories thereof and, with respect to each such safe deposit box, if any, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company, true, complete and correct copies of which have been made available to Purchaser.

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2.25       Customers and Suppliers. There are no material disputes between the Company, on the one hand, and any of the Major Customers and Suppliers, on the other hand, that relate to the operation of the business of the Company. Since June 30, 2016, none of the Major Customers and Suppliers has terminated, cancelled, not renewed or materially reduced, or notified the Company in writing of its intention to terminate, cancel, not renew or materially reduce, its relationship with the Company.

2.26       Accounts Receivable and Accounts Payable.

(a)       The Company’s accounts receivable as of the Closing Date are set forth in Section 2.26(a) of the Disclosure Schedule, all accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business, and all accounts receivable are valid and enforceable and are collectible in the ordinary course of business and not subject to set-off or counterclaim to an extent greater than allowances set forth in the Company Financial Statements. Any allowances that the Company has established for doubtful accounts have been established on a basis consistent with its prior practice and in accordance with GAAP.

(b)       The outstanding accounts payable of the Company as of the Closing Date are set forth in Section 2.26(b) of the Disclosure Schedule, and all such accounts payable of the Company have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable and are payable in the ordinary course of business.

2.27       Certain Transactions. Except as set forth on Section 2.27 of the Disclosure Schedule, none of the Stockholders, officers or directors of the Company, or any of their respective Affiliates or any member of any such Person’s immediate family (for this purpose, “immediate family” means such Person’s spouse, parents, children and siblings), is presently a party to any Contract or transaction with the Company, including without limitation, any Contract (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services in the foregoing capacities) any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a member, officer, director, trustee or partner, and no such Person owns directly or indirectly any interest in (excluding passive investments in less than 1% of the shares of any company that lists its shares on a national securities exchange), or serves as an officer or director or in another similar capacity of, any competitor or customer of the Company or any organization that has a Material Contract with the Company.

2.28       Reliance.  The foregoing representations and warranties are made by the Company and Stockholders with the knowledge and expectation that Purchaser is relying upon them.

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2.29       Disclosure. To the knowledge of the Company, there is no fact relating to the Company that the Company has not disclosed to Purchaser in writing that materially and adversely affects nor, insofar as the Company can now reasonably foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company. No representation or warranty by the Company or the Stockholders herein and no information disclosed in the schedules or exhibits hereto by the Company or the Stockholders contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

3.               Representations and Warranties of Each Stockholder. Each Stockholder severally and not jointly hereby represents and warrants, only as to each such Stockholder and not as to any other Stockholder, to Purchaser as follows:

3.1       Ownership of Shares. The Stockholders own all of the Shares free and clear of all Liens, and, as a result of the Share Purchase, the Purchaser will acquire good, valid and marketable title to such Shares free and clear of all Liens, other than those that may be created or incurred by the Purchaser or identified in this Section 3.1. Except as set forth in Section 3.1 of the Disclosure Schedule, the Stockholders have not granted any power of attorney with respect to any of the Shares owned by them.

3.2       Authorization of Agreement. Each Stockholder has all requisite power, authority, right and legal capacity to execute and deliver this Agreement and each other Transaction Document to be executed by such Stockholder in connection with the consummation of the Transactions contemplated by this Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents, the performance of each Stockholder’s obligations hereunder and thereunder and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of each Stockholder. This Agreement has been, and each of the other Transaction Documents to which such Stockholder is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by each Stockholder, and (assuming the due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each other Transaction Document, when so executed and delivered will constitute, the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by applicable Bankruptcy and Equity Principles, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3       Conflicts; Consents of Third Parties.

(a)       None of the execution or delivery by such Stockholder of this Agreement or any of the other Transaction Documents to which such Stockholder is a party, the consummation of any of the Transactions contemplated hereby or thereby, does or will (a) require such Stockholder to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, (b) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of such Stockholder pursuant to, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which such Stockholder or any of his properties or assets is bound, or (c) violate any Law of any Governmental Entity applicable to such Stockholder or by which he or she or any of his properties or assets is bound.

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(b)       No consent, waiver, approval, license, order, permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Body is required on the part of any Stockholder in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the compliance by any Stockholder with any of the provisions hereof or thereof, or the consummation of any of the Transactions contemplated hereby or thereby.

3.4       Litigation. There are no Legal Proceedings pending or, to the knowledge of the Stockholder, threatened that are reasonably likely to prohibit or limit the ability of any Stockholder to enter into this Agreement or any of the other Transaction Documents, to consummate any of the Transactions contemplated hereby or thereby or to perform any of its obligations hereunder or thereunder.

3.5       Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Stockholder in connection with the Transactions contemplated by this Agreement. No Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

3.6       Investment Representations.

(a)       Offering Exemption. Each Stockholder understands that the shares of Purchaser Common Stock to be acquired by it pursuant this Agreement have not been registered under the Securities Act, nor qualified under any state securities Laws, and that such shares of Purchaser Common Stock are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. Such Stockholder is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

(b)       Knowledge and Experience; Ability to Bear Economic Risks. Each Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and each Stockholder is able to bear the economic risk of this investment in the shares of Purchaser Common Stock (including a complete loss of the Company’s investment).

(c)       Limitations on Disposition.

             (i)       Each Stockholder understands that it must bear the economic risk of the its investment in the shares of Purchaser Common Stock indefinitely unless the shares of Purchaser Common Stock are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such shares of Purchaser Common Stock is qualified under applicable state securities Laws or an exemption from such qualification is available. Each Stockholder further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow any Stockholder to transfer any or all of its interest in the shares of Purchaser Common Stock in the amounts or at the times it might propose.

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             (ii)       Each Stockholder acknowledges that it is aware of Rule 144 under the Securities Act (“Rule 144”) which permits limited public resales of “restricted securities” subject to the satisfaction of certain conditions. Each Stockholder understands that under Rule 144, except as otherwise provided in paragraph (d) of that Rule, the conditions include, among other things: the availability of certain current public information about the issuer, certain holding periods and limitations on the amount of securities to be sold and the manner of sale. Each Stockholder acknowledges that in the event all of the requirements of Rule 144 are not met, registration under the Securities Act, or an exemption from registration will be required for any disposition of the Purchaser Common Stock. Each Stockholder understands, that although Rule 144 is not exclusive, the Commission has expressed its opinion that persons proposing to sell restricted securities received other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

(d)       Advisors. Each Stockholder has consulted its own legal and tax advisors regarding the consequences of the Transactions contemplated by this Agreement and acknowledges that it is not relying upon, nor has it received, any legal or tax advice from the Purchaser or its respective legal counsel or accountants.

(e)       Investment Purpose. Each Stockholder is acquiring its interest in the shares of Purchaser Common Stock solely for its own account for investment and not with a view toward the resale, transfer or distribution thereof, nor with any present intention of transferring or distributing his interest in the shares of Purchaser Common Stock.

(f)       Restrictive Legend. Each Stockholder understands and acknowledges that the shares of Purchaser Common Stock are characterized as “restricted securities” under U.S. securities Laws and agrees to the imprinting, so long as required by Law, of the following legend on certificates representing the Company’s shares of Stock Consideration:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

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4.               Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company and Stockholders as follows:

4.1       Organization and Standing. Purchaser is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Purchaser has heretofore delivered to the Company complete and correct copies of its Certificates of Incorporation and Bylaws as now in effect. Purchaser has full corporate power and authority to carry on its business as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets. Except as set forth in Purchaser’s SEC Documents (as defined below), Purchaser has no other subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

4.2       Corporate Authority. The Purchaser has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the contemplated Transactions.  The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the contemplated Transactions, including, without limitation, the Share Purchase, have been duly and validly authorized by all required corporate or other action on the part of the Purchaser, and no other corporate or other proceedings on the part of Purchaser are necessary to authorize the Transaction Documents to which it is a party or to consummate the contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Purchaser and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles.  The shares of Purchaser Common Stock payable by the Purchaser under this Agreement have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, issued free from preemptive rights, free and clear of all Encumbrances (other than those created or incurred by the Stockholders) and in compliance with applicable U.S. state and federal securities Laws.

4.3       Broker’s and Finder’s Fees. No person, firm, corporation or other entity is entitled by reason of any act or omission of Purchaser to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the Transactions.

4.4       Validity of Shares. The Purchaser Common Stock to be issued at Closing pursuant to Section 1.1(a) hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable. Based in part on the representations and warranties of the Company pursuant to Section 3 hereof and assuming the accuracy thereof, the issuance of the Purchaser Common Stock will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

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4.5       Commission Reporting and Compliance.

(a)       Purchaser has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act. Purchaser has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 under the Exchange Act.

(b)       Purchaser has made available to the Stockholders true and complete copies of the registration statements, information statements and other reports (collectively, the “Purchaser SEC Documents”) filed by Purchaser with the Commission. None of the Purchaser SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c)       Prior to and until the Closing, Purchaser will make available to the Stockholders copies of any and all amendments or supplements to the Purchaser SEC Documents filed with the Commission and all subsequent registration statements and reports filed by Purchaser subsequent to the filing of the Purchaser SEC Documents with the Commission and any and all subsequent reports or notices filed by the Purchaser with the Commission or delivered to the stockholders of Purchaser.

(d)       Purchaser is not an investment company within the meaning of Section 3 of the Investment Company Act.

(e)       The shares of Purchaser Common Stock are traded on the OTCQB marketplace under the symbol “AMRH”, and Purchaser is in compliance in all material respects with all rules and regulations of the OTC Markets Group applicable to it and the Purchaser Common Stock.

(f)       Purchaser has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

4.6       Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state Governmental Body on the part of Purchaser required in connection with the consummation of the Transactions contemplated hereby shall have been obtained prior to, and be effective as of, the Closing.

4.7       Compliance with Laws and Instruments. The execution, delivery and performance by Purchaser of this Agreement and the other agreements to be made by Purchaser pursuant to or in connection with this Agreement and the consummation by Purchaser of the Transactions contemplated hereby and thereby, as applicable, will not cause Purchaser to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of its Certificate of Incorporation or Bylaws, as applicable and as amended and in effect on and as of the Closing Date, and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Purchaser is a party or by which Purchaser or any of its respective properties are bound.

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4.8       No General Solicitation. In issuing the Purchaser Common Stock hereunder, neither Purchaser nor anyone acting on its behalf has offered to sell the Purchaser Common Stock by any form of general solicitation or advertising.

4.9       Binding Obligations. The Transaction Documents constitute the legal, valid and binding obligations of the Purchaser, and are enforceable against the Purchaser, in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general Bankruptcy and Equity Principles.

4.10       Absence of Undisclosed Liabilities. Purchaser has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Purchaser SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Purchaser as of September 30, 2016 or the Notes to the Purchaser Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since September 30, 2016, none of which (individually or in the aggregate) has a Material Adverse Effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Purchaser, taken as a whole (the “Condition of the Purchaser”), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Purchaser SEC Documents.

4.11       Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or its properties, assets or business. To the knowledge of the Purchaser, Purchaser is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any Governmental Body or instrumentality or arbitration authority.

4.12       Questionable Payments. Neither the Purchaser nor, to the knowledge of the Purchaser, any director, officer, agent, employee or other Person associated with or acting on behalf of the Purchaser, has used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from company funds; established or maintained any unlawful or unrecorded fund of company monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.13       Sufficient Funds.  The Purchaser has sufficient funds to pay the Closing Date Working Capital Payment and will have sufficient funds to pay (i) the payments on the Notes, (ii) the funds required for the Repurchase Right, and (iii) to consummate the contemplated Transactions.  The Purchaser's obligations to pay the required cash portions hereunder are not contingent upon procuring any financing.

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5.               Conduct of the Company. From September 30, 2016, until the Closing Date, unless Purchaser shall have otherwise agreed in writing or as otherwise contemplated by this Agreement or set forth on Schedule 5 hereto:

(a)       the business of the Company shall have been conducted only in the ordinary course consistent with past practice;

(b)       the Company shall not have (i) amended its Certificate of Incorporation or Bylaws; or (ii) split, combined or reclassified the outstanding common stock of the Company or declared, set aside or paid any dividend payable in cash, stock or property or make any distribution with respect to the common stock;

(c)       the Company shall not have (i) issued or agreed to issue any capital stock of the Company, or options, warrants or rights of any kind to acquire any Company equity interests; (ii) acquired or disposed of any fixed assets or acquired or disposed of any other substantial assets other than in the ordinary course of business; (iii) incurred additional Indebtedness or any other Liabilities or enter into any other transaction other than in the ordinary course of business; (iv) entered into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (v) except as contemplated by this Agreement, entered into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or entered into any other material business combination;

(d)       the Company shall have used its best efforts to preserve intact the business of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it;

(e)       the Company shall not, nor shall it have authorized any director or authorized or permitted any officer or employee or any attorney, accountant or other Representative retained by it to, have made, solicited, encouraged any inquiries with respect to, or engaged in any negotiations concerning, any Acquisition Proposal (as defined below). The Company shall have promptly advised Purchaser orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing;

(f)       the Company shall not have entered into any new employment agreements with any of its officers or employees or granted any increases in the compensation or benefits of its officers and employees other than increases in the ordinary course of business and consistent with past practice or amended any employee benefit plan or arrangement;

(g)       the Company shall have updated the Purchaser concerning any material changes to the Condition of the Company; and

(h)       the Company shall not have made or changed any Tax election.

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6.               Additional Agreements.

6.1       Further Assurances; Cooperation.

(a)       Upon the terms and subject to the conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions contemplated hereby, including, without limiting the generality of the foregoing, assistance confirming certain financial information and all material Contracts of the Company within seven days of the date hereof as may be reasonably requested by a Party hereto. In furtherance and not in limitation of the covenants of the Parties contained in this Section, if any administrative or judicial action or proceeding, including any proceeding by a third party, is instituted (or threatened to be instituted) challenging any of the Transactions contemplated hereby, each of the Purchaser, the Company and the Stockholders will cooperate in all respects with each other and use his, her or its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Transactions contemplated hereby; provided, however, that no Party is required to make any payment to any Person (other than its Representatives) in connection with the foregoing.

(b)       Prior to the Closing Date, the Company and the Stockholders will use their commercially reasonable efforts to (i) have Brent Kelton execute and deliver to Purchaser a non-competition and non-solicitation agreement, containing restrictions reasonably satisfactory to Purchaser and otherwise containing Purchaser’s customary terms and conditions, and (ii) have other employees of the Company identified by Purchaser on or before the Closing Date, execute and deliver to Purchaser a confidentiality and assignment of inventions agreement containing Purchaser’s customary terms and conditions.

(c)       The Stockholders shall, at Purchaser’s reasonable request and without charge to Purchaser, assist the Company and the Purchaser with the preparation and completion of audited and reviewed financial statements and related footnotes for the Company (the “Required Financials”) for all relevant quarterly and year-to-date periods, to be completed no later than 68 calendar days after the Closing. The Stockholders shall assist Purchaser and the Company free of charge, will pay for up to $20,000 of expenses (the “Audit Reimbursement”) incurred by the Company in connection with the preparation of the Required Financials, and will make themselves reasonably available after Closing to adequately respond to and address all comments and questions from Purchaser’s auditors regarding the Required Financials, the Company and its business. Notwithstanding the foregoing, the Stockholders may elect, by notice to Purchaser at Closing, to deduct $20,000 from the Closing Date Working Capital Payment (provided, for avoidance of doubt, the Company Working Capital calculations in Section 1.2 shall be calculated as if such $20,000 was not deducted from the Closing Date Working Capital Payment) in lieu of and in full satisfaction of the Stockholders’ obligation to pay the Audit Reimbursement.

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6.2       Public Announcements. Purchaser, on the one hand, and the Company each of the Stockholders, on the other hand, will consult with one another before issuing any press release or otherwise making any public statements in respect of this Agreement or any of the Transactions contemplated hereby, and neither the Purchaser nor the Stockholders shall issue any such press release or make any such public statement without the prior written consent of the other Party; provided, however, that (a) following the execution of this Agreement, Purchaser shall determine, in its sole discretion, whether or not to issue any public announcement with respect to the consummation of the Transactions contemplated hereby and the content thereof (provided, however, that Purchaser shall consult with and consider any comments from the Stockholders regarding the content of any such announcement) and (if Purchaser so chooses, in its sole discretion) may issue such public announcement, provided, further, that Moneta Ventures Fund I, L.P. may issue a press release subject to prior approval by Purchaser, and (b) any Party may at any time make disclosures regarding the Transactions contemplated hereby if it is advised by legal counsel that such disclosure is required under applicable Law or by a Governmental Body or any listing agreement with a public securities exchange, in which case the disclosing Party will (i) consult with the other Parties prior to such disclosure, and (ii) seek confidential treatment for such portions of such disclosure as are reasonably requested by any other Party.

6.3       Employee Matters.

(a)       On or prior to Closing an employment agreement with the Company shall be executed by Brent Kelton (the “Employment Agreement”), the form of which is attached as Exhibit B hereto, and such executed Employment Agreement shall be a condition precedent for Closing.

(b)       Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Purchaser’s or the Company’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement as long as Purchaser otherwise satisfies its obligations under this Section 6.3, (iii) is intended to confer upon any current or former employee (except for the prospective employees identified in Section 6.3(a)) any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

6.4       Employee Stock Options. Within thirty (30) days after the Closing Date, Purchaser shall make grants of options to purchase up to an aggregate of 50,000 shares of Purchaser’s common stock to those employees of the Company listed on Schedule 6.4, and the terms of such option grants shall be determined in the sole discretion of Purchaser’s Board of Directors.

6.5       Conduct of the Company Post-Closing. During the Earn-Out Term, the Company shall operate as a distinct subsidiary and the Parties agree:

(a)       the Company’s name may be changed in the Purchaser’s sole discretion;

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(b)       the Purchaser may contact all customers and vendors of the Company to inform them of the acquisition and the affiliation of the Company with the Purchaser;

(c)       the Purchaser may relocate back-office operations, including finance, human resources and recruiting operations of the Company;

(d)       the Company, Purchaser, Moneta and the Stockholder Representative shall cooperate to acquire, as soon as practicable, the issued and outstanding equity of Ameritas Technologies India Private Limited (“Ameritas India”) not already held by the Company by or on behalf of the Company, in order to make Ameritas India a 99.99% owned subsidiary of the Company with 0.01% owned by Giri Devanur, or an alternative designee of Purchaser, and Moneta and the Shareholder Representative shall negotiate such acquisition and cause the consummation of such acquisition at the Stockholders’ sole expense (and at no cost to the Company or Purchaser);

(e)       to not make material changes to management personnel of the Company; provided that such management of the Company will be subordinate to the executive management of Purchaser and may be changed if determined to be necessary by the Purchaser;

(f)       to not, nor shall any Affiliate of Purchaser, restrict the geographical area, industry or markets in which the Company may operate;

(g)       that Purchaser shall be responsible for the working capital of the Company;

(h)       to enter into a management consulting agreement or advisor agreement with Lokesh Sikaria with respect to the Company, the form of which agreements shall in form and substance be acceptable to the Purchaser and Mr. Sikaria; and

(i)       not make any distributions or dividends from the working capital of the Company to the holders of Purchaser’s equity during the Earn-Out Term.

Notwithstanding the foregoing, Purchaser shall be able to make such changes to the Company as it determines in good faith to be in the best interests of the Company, provided that, notwithstanding anything in this Section 6.5 to the contrary, for purposes of Earn-Out calculations, (A) the Company and/or the Business, as applicable, shall not be assessed any intercompany charges or general overhead or similar charges except for actual out-of-pocket charges that are on arms-length terms passed-through from third parties, (B) Purchaser shall not, and Purchaser shall cause the Company and/or the Business to not, as the case may be, engage in any action with the intention to, directly or indirectly, adversely impact or delay or reduce the Earn-Out Payments.

6.6       Tax Covenants.

(a)       The Purchaser and the Stockholders agree that, for U.S. federal income tax purposes, the taxable year of the Company shall terminate as of the end of the day before the Closing Date. For all other taxable periods, to the extent permitted under applicable Law, the Company shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to any Company Tax or Company Tax Return.

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   (b)       To the extent not filed prior hereto, Purchaser shall cause Company to prepare, in accordance with applicable Law and consistent with past practice of the Company, and file each Company Tax Return for each Pre-Closing Period. Denise Ferre (the “Stockholder Representative”) shall, at no cost to Purchaser, provide any reasonably requested assistance in the preparation of each Company Tax Return for each Pre-Closing Period. At least twenty (20) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), the Purchaser shall deliver to the Stockholder Representative such Company Tax Return. No later than fifteen (15) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), the Stockholder Representative may make reasonable changes and revisions to such Company Tax Return. The Purchaser shall cooperate fully in making any reasonable changes and revisions to any Company Tax Return for a Pre-Closing Period.

(c)       Purchaser shall prepare and file each Company Tax Return for any Post-Closing Period or any Straddle Period in accordance with applicable Law. At least twenty (20) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), the Purchaser will deliver such Company Tax Return to the Stockholder Representative. No later than fifteen (15) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), the Stockholder Representative may make reasonable changes and revisions to such Company Tax Return. The Purchaser shall cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period.

(d)       In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of a Tax other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.

(e)       To the extent the Company Tax for the Pre-Closing Period and Company Tax that relates, as determined under Section 6.6(d), to the portion of a Straddle Period ending on and including the Closing Date, exceeds $10,000 in the aggregate, the Stockholders shall, jointly and severally, compensate the Purchaser an amount equal to such excess by pro rata deduction of the principal amount of the Notes. For clarity and avoidance of doubt, such $10,000 threshold shall not be alternatively recoverable by Purchaser pursuant to Section 8.1(a)(iii).

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(f)       Each party will promptly forward to the other a copy of all written communications from any Governmental Body relating to any Company Tax or Company Tax Return for a Pre-Closing Period or Straddle Period. Upon reasonable request, each party will make available to the other all information, records and other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period. The Parties will preserve all information, records and other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Period or Straddle Period until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period, the Company and the Stockholders, as applicable, will give to Purchaser reasonable written notice and, to the extent Purchaser so requests, the Company and the Stockholders, as applicable, will permit Purchaser to take possession of all such information, records and documents. In addition, the parties will cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax for a Pre-Closing Period or Straddle Period and in connection with any audit, action, suit, claim or proceeding relating to any such Company Tax or Company Tax Return, and Purchaser will have the right to control any such audit, action, suit, claim or proceeding. Nothing in this Section 6.6(f) will affect or limit any indemnity or similar provision or any representations, warranties or obligations of any of the parties. Each Party will bear its own costs and expenses in complying with the provisions of this Section 6.6(f).

(g)       Purchaser, on the one hand, and the Stockholders, on the other hand, shall each be liable for and each shall pay when due fifty percent (50%) of all transfer Taxes incurred in connection with this Agreement or any of the Transactions. The Party required by any legal requirement to file a Tax Return or other documentation with respect to such transfer Taxes shall do so within the time period prescribed by Law, and the other Party shall promptly reimburse such Party for any transfer Taxes for which the other Party is responsible upon receipt of notice that such transfer Taxes are payable. To the extent permitted by any applicable legal requirement, the parties hereto shall cooperate in taking reasonable steps to minimize any transfer Taxes.

(h)       None of any Stockholders or the Company shall make or request a refund of any Company Tax or with respect to any Company Tax Return or amend any Company Tax Return, unless the Purchaser, at its sole discretion, consents in writing thereto. The Purchaser shall not be obligated to seek or request any refund of any Company Tax or amend any Company Tax Return.

(i)       Each of the Company and the Stockholders shall terminate or cause to be terminated any Tax sharing or similar agreement with respect to or involving the Company as of the Closing Date, without liability to any party, and any further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement will be cancelled as of the Closing Date, without any liability to the Company.

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6.7       Stockholder Representative.

(a)       Appointment. By virtue of the approval of this agreement, and without further action of any Stockholder, each Stockholder hereby irrevocably constitutes and appoints (and by execution of this agreement the Stockholder Representative hereby accepts  such appointment) Denise Ferre as agent and attorney-in-fact for and on behalf of the Stockholders in their capacity as such, with full power of substitution to act in the name place and stead of each Stockholder with respect to all matters hereunder and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholder Representative hereunder, including entering into any amendments or waivers here under. The power of attorney granted in this Section 6.7 is coupled with an interest and is irrevocable, may be delegated by the Stockholder representative and shall survive the death or incapacity of any Stockholder. Such agency may be changed by the holders of Notes representing a majority of outstanding principal under all Notes from time to time and any such successor shall succeed the Stockholder Representative as Stockholder Representative hereunder. No bond shall be required of the Stockholder Representative and the Stockholder Representative shall receive no compensation for services as Stockholder Representative.

(b)       Limitation on Liability. The Stockholder Representative shall not be liable to any person for any act of the Stockholder Representative taken in good faith and in the exercise of their reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this agreement (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment) except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such person as a proximate result of the gross negligence or bad faith of the Stockholder Representative. The Stockholder Representative shall not be liable for, and may seek indemnification from each Stockholder for any liability, loss, damage, penalty, fine, cost or expense incurred by the Stockholder Representative while acting in good faith and in the exercise its reasonable judgment and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence or bad faith of the Stockholder Representative. The Stockholder Representative shall be entitled to recover any such indemnifiable amounts or other out-of-pocket costs and expenses reasonably incurred by the Stockholder Representative in connection with actions taken by the Stockholder Representative pursuant to the terms hear of including the hiring of legal counsel and the incurring of legal fees and costs from the Stockholders including by reduction of consideration otherwise payable hereunder. The Stockholder Representative shall also be entitled to treat as transaction expenses here under and recover from each Stockholder such Stockholder’s pro rata share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholder Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholder Representative hereunder.

(c)       Access. From and after the Closing, Purchaser shall cause the Company to provide the Stockholder Representative with reasonable access to information about the Company and the reasonable assistance of the officers and employees of the Company for purposes of performing its duties and exercising its rights under this agreement. From and after the Closing, Purchaser shall cause the Company to provide reasonable access to Stockholders Silvershell Investments LLC and Brian Keane to information about the Company and the reasonable assistance of the officers and employees of the Company for purposes of pursuing compensation to the Company pursuant to the LA Incentives Contract (as defined in Section 2.8 of the Disclosure Schedule).

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(d)       Actions of Stockholder Representative. From an after the Closing, a decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Stockholders and Shall be final, binding and conclusive upon each Stockholder.

(e)       Distribution of Closing Date Working Capital Payment. Without limiting the generality of the foregoing, the Stockholder Representative may withhold distribution of all or a portion of the Closing Date Working Capital Payment until a reasonable time after determination of the Final Working Capital Amount, satisfaction of the covenant in Section 6.5(d), and determination of any amounts owed by the Stockholders pursuant to Section 6.6(e), which Closing Date Working Capital Payment (or portion thereof) so withheld may be used to satisfy the Stockholders’ obligation, if any, to make a payment to Purchaser under Section 1.2(e) or Section 6.6(e), and/or to satisfy the Stockholders’ payment obligations in Section 6.5(d), in the Stockholder Representative’s reasonable discretion.

7.                Conditions of Parties’ Obligations.

7.1       Conditions to the Obligations of Purchaser. The obligations of the Purchaser to consummate the Transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or part by the Purchaser to the extent permitted by applicable Law:

(a)       The representations and warranties of each of the Company and the each of the Stockholders contained herein qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b)       Each of the Company and each Stockholder shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or at the time of the Closing.

(c)       Since December 31, 2016, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)       The Company and each Stockholder shall have delivered to the Purchaser certificates, dated the date of the Closing, signed by an executive officer of the Company and each Principal, certifying as to the fulfillment of the conditions specified in Section 7.1(a), Section 7.1(b) and Section 7.1(c).

(e)       All proceedings of the Company and each Stockholder that are required in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser and its counsel shall have received such evidence of any such proceedings, good standing certificates, organizational and governing documents, certified in an officer’s certificate, as is customary in transactions such as this one.

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(f)       The Company shall have completed the Terminations.

(g)       The Company shall have received any and all resolutions, consents, permits, approvals, waivers and authorizations of any Person required in order for the Parties to consummate the transactions contemplated hereby, and the foregoing shall be in full force and effect.

(h)       The Company shall have delivered to the Purchaser evidence of its repayment of all its Indebtedness as of the Closing Date and the release or termination of all Liens of record, Liens and UCC filings against the Company and its properties as of the Closing Date.

(i)       Each employee of the Company required to execute an Employment Agreement with the Company shall have duly executed and delivered to the Purchaser such Employment Agreement.

7.2       Conditions to the Obligations of the Company and the Stockholders. The respective obligations of the Company and the Stockholders to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or in part by the Company and each of the Stockholders to the extent permitted by applicable Law:

(a)       The representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b)       The Purchaser shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)       Since December 31, 2016, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

(d)       The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser, certifying as to the fulfillment of the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(e)       All proceedings of the Purchaser that are required in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company and its counsel, each of which shall have received such evidence of any such proceedings, good standing certificates, organizational and governing documents, certified in a secretary’s certificate as is customary in transactions such as this one.

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(f)       The Purchaser shall have delivered the duly executed Notes to the Stockholders.

(g)       The Purchaser shall have delivered to the employees of the Company required to execute an Employment Agreement with the Company their respective Employment Agreement duly executed by the Company.

8.                Indemnification

8.1       Indemnification.

(a)       Indemnification by the Company and the Stockholders. Subject to the other terms of this Section 8.1, the Stockholders, jointly and severally, will defend, indemnify and hold harmless Purchaser and its Representatives (collectively, the “Purchaser Indemnified Parties”), from and against and in respect of any and all losses, liabilities, obligations, claims, actions, damages, judgments, penalties, fines, settlements and expenses, including reasonable attorneys’ fees (collectively, “Losses”), without duplication, incurred by any of the Purchaser Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by either the Company or any Stockholder in this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by either the Company or the Stockholders in this Agreement, (except that as to the Company, only with respect to any breach prior to Closing), (iii) to the extent not covered by the provisions of Section 6.6(e), any Company Taxes for or attributable to any Tax period (or portion thereof) ending on or prior to the Closing Date (including, but not limited to, the portion of any Straddle Period ending on the Closing Date) or (iv) the failure of the Company to employ, or have employed in the past, any person in the State of Louisiana, including without limitation any payment by the Purchaser, one of its Affiliates or the Company following Closing related thereto (the “Louisiana Matters”), but only to the extent such claim is not otherwise within the indemnification obligations provided in the following sentence. Stockholders Silvershell Investments LLC and Brian Keane, jointly and severally, will defend, indemnify and hold harmless Purchaser Indemnified Parties, from and against and in respect of any and all Losses incurred by any of the Purchaser Indemnified Parties arising out of, based upon or related to the Louisiana Matters to the extent that such Losses related to (i) payments to the Company that were the basis of the past payments made by the Company to Silvershell Investments LLC and Brian Keane, or either of them, of $99,833.48 on or about April 14, 2016, $16,349.00 on or about May 5,2016, and $3,141.60 on or about September 8, 2016, or (ii) payments to the Company after the date hereof that are the basis of payments to Stockholders Silvershell Investments LLC and Brian Keane, or either of them, after the date hereof pursuant to Section 9 of the Termination Agreement, dated March 10, 2017, by and among the Company and the Stockholders.

(b)       Indemnification by Purchaser. Subject to the other terms of this Section 8.1, Purchaser will defend, indemnify and hold harmless the Stockholders and each of its respective Representatives (collectively, the “Stockholder Indemnified Parties”) from and against and in respect of any and all Losses incurred by any of the Stockholder Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by Purchaser in this Agreement, or (ii) any breach of or failure to comply with any covenant or agreement made by the Purchaser in this Agreement, (except that as to the Company, only with respect to any breach from and after the Closing Date).

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(c)       Indemnification Procedure.

             (i)       The Person seeking indemnification under this Section 8.1 (the “Indemnified Party”) shall give to the Party(ies) from whom indemnification is sought (the “Indemnifying Party”) prompt written notice (in the case of indemnification under Section 8.1(a), such notice shall be given to the Stockholder Representative) of any third-party claim which may give rise to any indemnity obligation under this Section 8.1, and the Indemnifying Party will have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within fifteen (15) days of receipt of the Indemnified Party’s written notice; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Failure of the Indemnified Party to give prompt notice shall not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at its sole cost and expense; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable judgment of counsel to the Indemnified Party, a conflict or potential conflict exists, or there are separate or additional defenses available to the Indemnified Party, that would make such separate representation advisable. If the Indemnifying Party declines to assume any such defense or fails to diligently pursue any such defense, then the Indemnifying Party will be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with investigating, defending, settling and/or otherwise dealing with such claim, including reasonable fees and disbursements of counsel. The Parties agree to cooperate with each other in connection with the defense of any such claim. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise, or consent to the entry of any judgment with respect to any such claim, unless such settlement, compromise or judgment (A) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (B) does not involve any remedies other than monetary damages, and (C) includes an unconditional release of the Indemnified Party and its Affiliates for all liability arising out of such claim and any related claim. The Indemnified Party will not, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, settle, compromise, or consent to the entry of any judgment with respect to any such claim.

             (ii)       If an indemnification claim by any Indemnified Party is not disputed by the Indemnifying Party within thirty (30) days after the Indemnifying Party’s having received written notice thereof, or has been resolved by a Law of a Governmental Body, by a settlement of the indemnification claim in accordance with Section 8.1(c)(i) or by agreement of the Indemnified Party and the Indemnifying Party (any of the foregoing, a “Resolution”), then (A) in the case of indemnification under Section 8.1(b), Purchaser will pay to the Stockholder Indemnified Party promptly following such Resolution an amount in cash equal to the Losses of such Stockholder Indemnified Party as set forth in such Resolution, or (B) in the case of indemnification under Section 8.1(a), Purchaser will deliver evidence of such Resolution to the Stockholder Representative, whereupon the Stockholders, jointly or severally, will deliver to the Purchaser Indemnified Party an amount equal to the Losses of such Purchaser Indemnified Party as set forth in such Resolution. At the election of the Stockholder Representative, the amount to be delivered to the Purchaser Indemnified Party in accordance with the immediately preceding sentence may be deducted from the amounts owed under the Notes or the Earn-Out Payments, if any. Except as otherwise specifically provided in Section 8.1(d), the depletion of the amounts owed under the Notes or the Earn-Out Payments, if any, will not serve as a bar to recovery by the Purchaser Indemnified Parties from the Stockholders of any indemnifiable Losses, and the Purchaser Indemnified Parties will be entitled to look directly to the Stockholders, jointly and severally, for any Losses in excess of the such amounts, and such Losses will be the obligations of the Stockholders, jointly and severally, as provided in Section 8.1(a) and will be paid to the applicable Purchaser Indemnified Party promptly following such Resolution.

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(d)       Limitations.

             (i)       The foregoing indemnification obligations will survive for a period of eighteen (18) months following the Closing Date; provided, however, that the right to indemnification arising out of, based upon or related to any inaccuracy or breach of any of the representations or warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.9, 2.14, 2.20, 3.1, 3.2, 3.3, 3.5, 3.6, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.9 and 4.13 (collectively, the “Fundamental Representations”) or arising under Section 8.1(a)(iii) will survive the Closing until 60 days after the expiration of the statute of limitations for any claim thereunder relating to the matters covered by the applicable Fundamental Representation, including any extensions thereof, or, if no statute of limitations is applicable thereto, for a period of six (6) years after the Closing Date; and provided, further, that claims first asserted in writing within the applicable survival period will not thereafter be barred.

             (ii)       Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, any indemnification arising under Section 8.1(a)(iii), or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 8.1(d)(ii)), the Stockholders will have no liability to the Purchaser Indemnified Parties for indemnification claims brought under Section 8.1(a)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $50,000 in the aggregate, and then the Purchaser Indemnified Parties will be entitled to recover only such amounts in excess of $50,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).

             (iii)       Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, any indemnification arising under Section 8.1(a)(iii), or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations, none of which of the foregoing will be counted towards the Representations Claims Cap, the maximum liability of the Stockholders for any and all Losses in respect of indemnification claims brought under Section 8.1(a)(i) shall be limited to an amount equal to $2,000,000 (the “Representations Claims Cap”).

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             (iv)       Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 8.1(d)(iv)), Purchaser will have no liability to the Stockholder Indemnified Parties for indemnification claims brought under Section 8.1(b)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $50,000 in the aggregate, and then the Stockholder Indemnified Parties will be entitled to recover only such amounts in excess of $50,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).

             (v)       Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, payments due pursuant to Section 1.1, 1.2 or 1.3, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations, none of which of the foregoing will be counted towards the Representations Claims Cap, the maximum liability of Purchaser for any and all Losses in respect of indemnification claims brought under Section 8.1(b)(i) shall be limited to an amount equal to the Representations Claims Cap.

             (vi)       The right of an Indemnified Party to indemnification hereunder will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the Closing Date, with respect to the accuracy of, or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement, or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7, as the case may be.

             (vii)       In calculating the amount of Losses recoverable pursuant to this Section 8.1, the amount of such Losses shall be reduced by (A) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same and any premium increase directly attributable thereto), and (B) any recoveries actually received by the Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. If any Losses for which indemnification payments have actually been received by the Indemnified Party hereunder are subsequently reduced by any insurance payment or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the expenses incurred by such Indemnified Party (i) in procuring such recovery or (ii) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed).

             (viii)       Following the Closing Date, the sole and exclusive remedy of the Purchaser Indemnified Parties and the Stockholder Indemnified Parties with respect to any and all claims relating to this Agreement, the Exhibits and Schedules attached hereto or any of the certificates delivered pursuant to Section 7 shall be indemnification in accordance with this Section 8.1, except with respect to any claim arising out of, based upon or related to fraud or intentional misrepresentation or a breach of any of the covenants set forth in Section 1. Each Indemnified Party entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder, and the costs and expenses incurred in connection with such mitigation efforts shall be deemed Losses for purposes of this Section 8.1.

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(e)       The Parties agree to treat any indemnity payment made pursuant to Section 8.1 as an adjustment to the aggregate Acquisition Consideration for federal, state, local and foreign income tax purposes.

8.2       Payment of Indemnification Obligations; Set-Off Right. Notwithstanding anything contained herein to the contrary, in the event any Purchaser Indemnified Party is finally determined by agreement among the parties or determination of a court of competent jurisdiction to be entitled to receive indemnification pursuant to this Agreement, which claim or claims have not been resolved or satisfied prior to the date of the payment of the amounts due under the Notes or an Earn-Out Payment, Purchaser shall have the right to set-off such amount against the amounts payable under the Notes and/or any Earn-Out Payments on a dollar-for-dollar basis in an amount equal to the aggregate dollar value so determined. In the event the amounts payable under the Notes or any Earn-Out Payment payable by Purchaser is set-off pursuant to this Section 8.2, such payments shall no longer be due or payable by Purchaser nor shall such indemnification claim to such Purchaser Indemnified Party be due or payable.

9.                Miscellaneous.

9.1       Notices. Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Purchaser:                   Ameri Holdings, Inc.
100 Canal Pointe Blvd., Suite 108
Princeton, New Jersey 08540
Attention: Mr. Giri Devanur, President & Chief Executive Officer

With a copy to:                  Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Adam Finerman, Esq.

If to either the

Company or the

Stockholders:	Denise Ferre ATCG Stockholder Representative 785 Orchard Drive, Suite 140 Folsom, California 95630 Attention: Denise Ferre

With a copy to:                   Bosley Till Neue & Talerico LLP
555 Capitol Mall, Suite 410
Sacramento, California 95814
Attention: Douglas C. Bosley

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Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing. Counsel for a Party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such Party.

9.2       Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

9.3       Expenses. All fees and out-of-pocket expenses incurred by the Company and the Stockholders in connection with this Agreement, any of the other Transaction Documents or any of the Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by the Stockholders. If and to the extent such fees and out-of-pocket expenses or other liabilities of the Stockholders or the Company in connection with the contemplated Transactions are not paid by the Stockholders prior to Closing, the Purchaser shall have the right to offset any payments to them pursuant to this Agreement or the Notes to the extent Purchaser pays such fees and out-of-pocket expenses or other liabilities. All fees and out-of-pocket expenses incurred by Purchaser in connection with this Agreement, any of the other Transaction Documents or any of the Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by Purchaser.

9.4       Time. Time is of the essence in the performance of the Parties’ respective obligations herein contained.

9.5       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.6       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and heirs. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, whether voluntarily or by operation of Law, including by way of sale of assets, merger or consolidation, by the Stockholders or Purchaser without the prior written consent of the other Party. Any assignment in violation of the preceding sentence shall be void.

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9.7       No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

9.8       Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

9.9       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties to this Agreement agree that any breach of any term or condition of this Agreement or the Transactions contemplated hereby shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York. The Parties irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the Parties relating to this Agreement or the Transactions contemplated hereby. The Parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the Transactions contemplated hereby, or any judgment entered by any court in prospect hereof brought in New York, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York, New York has been brought in an inconvenient forum. With respect to any action before the above courts, the Parties agree to service of process by certified or registered United States mail, postage prepaid, addressed to the Party in question. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

9.10       Specific Performance. Notwithstanding anything herein to the contrary, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11       Amendment and Modification; Waiver. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by all Parties. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of a Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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10.                Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 10 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“2017 EBITDA Target” is equal to $832,404 in EBITDA from the Business.

“2017 Revenue Target” is equal to $10,737,531 in Revenue from the Business.

“2018 EBITDA Target” is equal to $1,889,976 in EBITDA from the Business.

“2018 Revenue Target” is equal to $17,358,111 in Revenue from the Business.

“Acquisition Consideration” means the Stock Issuance plus the Earn-Out Payments, if any.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Business” means the business of the Company, or, if the Company is combined with the Purchaser or another affiliated entity of Purchaser or if the operations of the Company, or any portion of them, are transferred to another affiliated entity of Purchaser, the business of the Company as if such consolidation or transfer did not occur.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York generally are closed for regular banking business.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company Tax” means any Tax, if and to the extent that the Company or any subsidiary is or may be potentially liable under applicable Law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.

“Company Tax Return” means any Tax Return filed or required to be filed with any Governmental Body, if, in any manner or to any extent, relating to or inclusive of the Company, any subsidiary or any Company Tax.

“Contract” means any written contract, agreement, arrangement, license, lease, instrument or note that creates a legally binding obligation.

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“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement, if such default or failure in performance shall remain unremedied for five (5) days.

“EBITDA” means earnings before interest, income tax, depreciation and amortization derived from the Business.

“Environmental Law” means any and all Laws and permits issued, promulgated or entered into by any Governmental Body relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the treatment, storage, disposal, management, Release or threatened Release of Hazardous Materials, in each case as in effect on the date hereof and as may be issued, promulgated or amended from time to time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Event of Default” shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means those materials, substances, biogenic materials or wastes that are regulated by, or form the basis of liability under, any Environmental Law, including polychlorinated biphenyls, pollutants, solid wastes, explosive, radioactive or regulated materials or substances, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, mold, materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.

“Indebtedness” shall mean any obligation of the Company which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

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“Independent Accountant” means a mutually satisfactory nationally recognized accounting firm (other than Purchaser’s or the Company’s accountants prior to the Closing).

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, company and business names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all computer programs and software (including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, but excluding off-the-shelf commercial or shrink-wrap software), databases and compilations (including any and all data and collections of data), and all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, all technology supporting any of the foregoing, and all documentation, including user manuals and other training documentation, related to any of the foregoing (collectively, “Software”), and (v) all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other works of authorship, and other tangible embodiments of the foregoing, in any form, and all related technology.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry. An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after due inquiry.

“Law” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule, regulation, administrative interpretation, directive or other requirement of any Governmental Body.

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“Legal Proceeding” means any judicial, administrative or arbitral action, notice, suit, claim, inquiry, investigation or proceeding (public or private) by or before a Governmental Body.

“Liability” means any Indebtedness, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, know or unknown, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Material Adverse Effect” means, with respect to any applicable Party, any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (i) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of the Party, or (ii) prevents or materially impairs or delays the ability, or would reasonably be expected to prevent or materially impair or delay the ability, of the Party to perform any of its respective obligations under any of the Transaction Documents or to consummate any of the Transactions.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, representatives and agents.

“Restricted Area” means any geographical area in which a material amount of the business of the Company is conducted or pursued as of the Closing Date or at any time during the Restricted Period.

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“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a stockholder of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065), or any amendment to the foregoing, required to be supplied to a Tax authority relating to Taxes.

“Technology” means, collectively, all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other works of authorship, and other tangible embodiments of the foregoing, in any form, whether or not specifically listed herein, and all related technology used by the Company in connection with, or that relate to, the business of the Company.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the Share Purchase.

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“Transaction Documents” means this Agreement, the Notes, and the Employment Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PURCHASER:

AMERI HOLDINGS, INC.

By:	/s/ Giri Devanur
Giri Devanur
President, and Chief Executive Officer

COMPANY:

ATCG TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Brent Kelton
Brent Kelton
Chief Executive Officer

STOCKHOLDERS:

Moneta Ventures Fund I, L.P.

By: Its:	Moneta Ventures, LLC General Partner
By:	/s/ Lokesh Sikaria
Name: Lokesh Sikaria
Title: Managing Member

Polycomp Trust Company CDN FBO Brent Kelton IRA

By:	/s/ Brent Kelton
	Name:	Brent Kelton
	Title:	CEO

Polycomp Trust Company CDN Mukesh Munka IRA

By:	/s/ Mukesh Munka
	Name:	Mukesh Munka
	Title:	Vice President – Global Delivery

[Signature Page 1 of 2 of Share Purchase Agreement]

Silvershell Investments LLC

By:	/s/ Brian Keane
	Name:	Brian Keane
	Title:	Manager

YellowBox Solutions Corp.

By:	/s/ Maria Wei
	Name:	Maria Wei
	Title:	CEO

/s/ Brent Kelton
Brent Kelton

/s/ Brian Keane
Brian Keane

/s/ Mike Guite
Mike Guite

/s/ Vinod Mudavangatil
Vinod Mudavangatil

STOCKHOLDER REPRESENTATIVE:

/s/ Denise Ferre
Denise Ferre

[Signature Page 2 of 2 of Share Purchase Agreement]